Exhibit 10.1

REVOLVING LOAN AGREEMENT, PROMISSORY NOTE

AND SECURITY AGREEMENT

$1,500,000.00	October 16, 2006

FOR VALUE RECEIVED, EMERGE INTERACTIVE, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of THE BIEGERT FAMILY IRREVOCABLE TRUST, DATED JUNE 11, 1998 (together with any successor, assignee or endorsee thereof, the “Lender”), at c/o Biegert Feeds, 115 S. 14th Street, Geneva, NE 68361 or such other place as the Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) (hereinafter, the “Maximum Commitment”), or as much thereof as shall have been advanced and remain outstanding hereunder, with interest on the unpaid principal balance at the Fixed Rate (as defined below), and the Lender hereby agrees to make loans to the Borrower in a principal amount up to the Maximum Commitment, all in accordance with the following terms and provisions:

1. Commitment to Lend. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (“Revolving Loans”) to the Borrower from time to time on any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized to close; provided, that after giving effect to any such Revolving Loan, the aggregate amount of Revolving Loans shall not exceed the Maximum Commitment.

2. Payment Terms. The principal of and interest on Revolving Loans shall be payable as follows:

(a) Interest on the outstanding principal balance of Revolving Loans shall accrue at a simple interest rate equal to eight and one-quarter percent (8.25%) per annum (the “Fixed Rate”) and shall be payable pursuant to Section 1(c) below.

(b) Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

(c) If not sooner paid pursuant to Section 3 below, the entire outstanding principal balance of Revolving Loans advanced pursuant to this Revolving Loan Agreement, Promissory Note and Security Agreement (this “Note”), plus all unpaid accrued interest thereon, shall be due and payable in full in a single payment due on the earlier to occur of the following (the “Maturity Date”): (i) April 1, 2007, (ii) the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated October 16, 2006, by and among Borrower, eMerge Merger Sub, LLC, PRIME BioShield, LLC and PRIME BioSolutions, LLC (the “Merger Agreement”), or (iii) the termination of the Merger Agreement in accordance with its terms.

3. Prepayment. This Note may be prepaid at any time, in whole or in part without premium or penalty, at the Borrower’s option, provided that unpaid accrued interest on the amount prepaid shall be brought current through the date of prepayment. Amounts prepaid under this Note may be reborrowed.

4. Use of Proceeds. The proceeds of this Note shall be used by the Borrower for working capital and general corporate purposes.

5. Security Agreement. The Borrower hereby grants to the Lender a continuing, first-priority lien on and security interest in the Collateral (as defined in Section 6 below), to secure the payment in full of all Revolving Loans and any other obligations of Borrower to the Lender under this Note, including any extensions, modifications or renewals hereof (the “Secured Obligations”). In addition to any remedies specified herein, the Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”) upon an Event of Default (as defined in Section 7 below). The Borrower represents, warrants and covenants to the Lender that the Collateral is and shall remain free of any and all liens, security interests and other encumbrances affecting the Collateral other than the security interest granted hereby.

6. Collateral. As used in this Note, the term “Collateral” shall mean all of the Borrower’s right, title and interest in, to and under the following property relating to, used in or useful to the Borrower’s “Animal Information Solutions” or “CattleLog” businesses, whether now owned or hereafter acquired (each of the following capitalized terms in this Section 6 shall have the meanings ascribed to such terms in Article 9 of the UCC):

(a)	Accounts and General Intangibles;

(b)	Chattel Paper;

(c)	Deposit Accounts;

(d)	Documents;

(e)	Equipment;

(f)	Goods;

(g)	Letter of Credit Rights;

(h)	Instruments;

(i)	Inventory;

(j)	Investment Property;

(k)	securities and certificates of deposit;

(l)	trademarks, copyrights and/or patents;

(m)	all other personal property of the Borrower, whether tangible or intangible and wherever located, including, but not limited to, all moneys of the Borrower and all rights to payment of money of the Borrower; and

(n)	all products and Proceeds of the foregoing, including without limitation all distributions, dividends, cash, rights, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

provided, however, that the Collateral shall not, in any event, include the Excluded Collateral. For purposes of this Note, “Excluded Collateral” means all of the property relating to, used in or useful to the Borrower’s Food Safety Technologies business, including, without limitation, the assets described on Schedule 1 hereto.

Concurrently with the execution of this Note, the Borrower shall deliver to the Lender financing statements in form satisfactory to the Lender necessary to evidence and perfect the security interest in the Collateral granted to the Lender hereunder (the “Financing Statements”); provided, that the Borrower hereby authorizes the Lender to file such Financing Statements (and all amendments thereto and continuations thereof) on its behalf and without its signature if the Lender is permitted to do so under applicable law.

7. Default. If any one or more of the following events shall occur, it shall be an “Event of Default” under this Note:

(a)	the Borrower fails to make any payment of principal, interest or any other amount payable under this Note when due, whether at maturity or by acceleration or otherwise;

(b)	there occurs any change in the ownership, control or management of the Borrower (other than pursuant to the Merger Agreement);

(c)	the Borrower sells, transfers or disposes of all or substantially all of its assets (other than pursuant to the Merger Agreement);

(d)	the Borrower issues or incurs any indebtedness for borrowed money, other than under this Note or as may otherwise be agreed to in writing by the Lender; or

(e)	the institution of any bankruptcy, reorganization, arrangement, insolvency or other liquidation proceedings by or against the Borrower and, in the case of any involuntary proceeding, such proceeding is consented to by the Borrower or remains undismissed for a period of thirty (30) days.

Upon the occurrence of any Event of Default, the entire unpaid principal balance hereof, plus all unpaid accrued interest and other amounts payable hereunder, shall become immediately due and payable at the option of the Lender, without notice or demand, and the Lender may declare its commitment to make Revolving Loans to be terminated and exercise and shall have all of the rights and remedies available to it under applicable law, including with respect to Collateral; provided, however, that in the case of an Event of Default described in clause (e) above, the obligation of the Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts shall immediately and automatically become due and payable.

8. Further Assurances. The Borrower shall execute and deliver, or cause to be executed and delivered, such further documents and instruments, in form and substance reasonably satisfactory to the Lender, that are necessary, in the opinion of the Lender, to perfect, maintain, and receive the full benefit of the Lender’s security interest in the Collateral, at such time or times as the Lender shall reasonably request, including, without limitation, financing statements and continuation statements.

9. Collection Costs and Expenses. The Borrower shall pay all reasonable costs, fees and expenses, including without limitation, any and all court or collection costs and reasonable attorneys’ fees whether suit be brought or not, incurred in collecting this Note or in preserving or disposing of any collateral granted as security for the payment of this Note, including the Collateral, or in defending any third-party claim arising out of the execution of this Note or obligations which it evidences, or otherwise involving the employment by the Lender of attorneys with respect to this Note and the obligations it evidences.

The remedies provided in this Note are cumulative and not exclusive of any remedies now or hereafter existing at law, in equity, by statute or otherwise, may be exercised separately or in any combination.

10. Waiver; Extensions. The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor, waives all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note and all other exemptions provided the Borrower. To the extent permitted by applicable law, the Borrower further waives all rights and benefits of any moratorium, reinstatement, forbearance, valuation, stay, extension, redemption and appraisement now provided or which may hereafter be provided by law, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the indebtedness evidenced hereby. The Lender shall not be deemed to have waived any of the Lender’s rights or remedies hereunder unless such waiver is express and in writing, and no delay or omission by the Lender in exercising, or failure by the Lender on any one or more occasions to exercise, any of the Lender’s rights hereunder or at law or in equity (including, without limitation, the right of acceleration hereunder) shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all of such rights. Acceptance by the Lender of all or any portion of any sum payable hereunder whether before, on or after the due date of such payment shall not be a waiver of the Lender’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of the Lender’s rights, powers or remedies hereunder. A waiver of any right on one occasion shall not be construed as a waiver of the Lender’s right to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to the Borrower, and no exercise of any right by the Lender shall constitute or be deemed to constitute an election of remedies by the Lender precluding the subsequent exercise by the Lender of any or all of the rights, powers and remedies available to it hereunder or at law or in equity. The Borrower expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing.

The Borrower consents to any and all renewals and extensions in the time of payment hereof without in any way affecting the liability of the Borrower or any person liable or to become liable with respect to any indebtedness evidenced hereby. No extension of the time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of the Borrower or any other person liable under this Note, either in whole or in part, unless the Lender agrees otherwise in writing.

11. Severability and Amendments. Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination, or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

12. Notices. Any notice to the Borrower or the Lender shall be conclusively deemed to have been received by either party and be effective (a) on the day on which delivered personally to such party at the address set forth below (or at such other address as such party shall specify to the other party in writing), (b) if sent by registered or certified United States mail, postage prepaid, on the third business day on which it was mailed to such party at such address, (c) if sent by a nationally recognized courier service, on the second business day after the day on which it was sent to such party at such address or (d) if delivered by facsimile, at the facsimile number set forth below prior to 5:30 p.m. (Eastern time) on the day of transmission:

(i)	If to the Borrower:

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

Attention: David C. Warren

Telephone: (772) 581-9741

Telecopy: (772) 581-0204

With a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attention: Melvin E. Tull, III, Esq.

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

(ii)	If to the Lender:

The Biegert Family Irrevocable Trust, dated June 11, 1998

c/o Biegert Feeds

115 S. 14th Street

Geneva, NE 68361

Tel. (402) 759-4994

Fax (402) 759-4995

13. Successors and Assigns; Continuing Security Interest. Neither the Borrower nor the Lender may assign this Note or any rights or obligations hereunder without the prior written consent of the other party. This Note shall create a continuing first-priority security interest in the Collateral and shall (i) remain in full force and effect until payment and performance in full of the Secured Obligations, (ii) be binding upon the Borrower, its successors and permitted assigns and (iii) inure to the benefit of the Lender and its successors and permitted assigns.

14. Captions. The captions in this Note are used for means of reference only and shall not affect in any way the interpretation or construction of this Note.

15. Governing Law. This Note shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Borrower, or its duly authorized representative, and the Lender, or its duly authorized representative, have each executed this Note on the day and year first above written.

BORROWER:

EMERGE INTERACTIVE, INC.

By:	/s/ David C. Warren
Name:	David C. Warren
Title:	President & CEO

LENDER:

THE BIEGERT FAMILY IRREVOCABLE TRUST, DATED JUNE 11, 1998

By:	/s/ Judith Ackland
Name:	Judith Ackland
Title:	Trustee

Schedule 1

The Food Safety Technologies (“FST”) Assets include the following:

•	Inventory – raw materials related to CIS and Solo products

•	Prepaid royalties to both Iowa State University Research Foundation (“ISURF”) and Clare Chemical

•	Fixed assets, including, without limitation:

•	Construction in progress for CIS units;

•	VerifEYE manufacturing tooling and molds; and

•	VerifEYE demo units.

•	CIS units under lease at Plainview and Ft. Morgan

•	Licenses for intellectual property from ISURF and Clare Chemical

•	Equipment leased pursuant the Shimadzu capital lease.